Exhibit 99.1

GRAY ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.08 PER SHARE

ATLANTA, November 4, 2022 -- Gray Television, Inc. (“Gray”) (NYSE: GTN) announced today that its Board of Directors has authorized a quarterly cash dividend of $0.08 per share of its common stock and Class A common stock. The dividend is payable on December 30, 2022, to shareholders of record at the close of business on December 15, 2022.

About Gray Television:

Gray Television is a multimedia company headquartered in Atlanta, Georgia. We are the nation’s largest owner of top-rated local television stations and digital assets in the United States. Our television stations serve 113 television markets that collectively reach approximately 36 percent of US television households.  This portfolio includes 80 markets with the top-rated television station and 100 markets with the first and/or second highest rated television station. We also own video program companies Raycom Sports, Tupelo Media Group (formerly Tupelo Honey), PowerNation Studios, as well as the studio production facilities Assembly Atlanta and Third Rail Studios.

Forward-Looking Statements:

This press release contains certain forward-looking statements that are based largely on Gray’s current expectations and reflect various estimates and assumptions by Gray. These statements are statements other than those of historical fact and may be identified by words such as “estimates”, “expect,” “anticipate,” “will,” “implied,” “assume” and similar expressions. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward-looking statements. Such risks, trends and uncertainties, which in some instances are beyond Gray’s control include Gray’s inability to provide expected future payment of dividends, and other future events. Gray is subject to additional risks and uncertainties described in Gray’s quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and management’s discussion and analysis of financial condition and results of operations sections contained therein, which reports are made publicly available via its website, www.gray.tv. Any forward-looking statements in this communication should be evaluated in light of these important risk factors. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this communication beyond the date hereof, whether as a result of new information, future events or otherwise.

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Gray Contacts:

www.gray.tv

Jim Ryan, Executive Vice President and Chief Financial Officer, (404) 504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, (404) 266-8333